Exhibit 10.3
2010 AMENDED AND RESTATED
REVOLVING AND NON-REVOLVING
CREDIT LOAN AGREEMENT
     THIS 2010 AMENDED AND RESTATED REVOLVING AND NON-REVOLVING CREDIT LOAN AGREEMENT is made and entered into as of March 4, 2010, by THE NATIONAL BANK OF SOUTH CAROLINA, its successors and assigns (the “Lender”), and ARBORGEN, LLC, a Delaware limited liability company, its successors and assigns (the “Borrower”) to amend and restate in its entirety that certain Revolving Credit Loan Agreement dated as of November 30, 2007, as amended by First Amendment dated as of June 15, 2008, and as Amended and Restated on December 16, 2008 (as amended and restated, the “Agreement”).
RECITALS:
     WHEREAS, pursuant to a commitment letter dated October 18, 2007, Lender made to Borrower a loan (the “Loan”) in the original principal amount of up to Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00) evidenced by a revolving promissory note dated November 30, 2007 (“Original Revolving Note”) in the amount of Ten Million and 00/100 Dollars ($10,000,000.00) and an Application for Letter of Credit (“Letter of Credit Obligation”) in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the Revolving Note and the Letter of Credit Obligation together with any and all extensions, renewals, and modifications thereof collectively, the “Original Note”); and
     WHEREAS, Borrower and Lender entered into an amended commitment letter dated November 24, 2008 whereby Lender agreed to increase the Original Revolving Note to Fifteen Million and 00/100 Dollars ($15,000,000.00) evidenced by a replacement revolving promissory note dated December 16, 2008 in the amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) (“2008 Revolving Note”) with no change to the existing Letter of Credit Obligation (the Revolving Note and existing the Letter of Credit Obligation together with any and all extensions, renewals, and modifications thereof collectively, the “Note”); and
     WHEREAS, Borrower and Lender entered into an amended commitment letter dated February 24, 2010 whereby Lender has agreed to increase the 2008 Revolving Note to $16,500,000 (“Revolving Note”), continue the Credit Obligation at $500,000 and to grant a new Non-Revolving Capital Expenditure Line of Credit in the amount of $1,500,000 (“Non-Revolving Note”) (the Revolving Note, the Letter of Credit Obligation and the Non-Revolving Note together with any and all extensions, renewals, and modifications thereof collectively, the “Note”); and
     WHEREAS, the parties agree that the amendments to the Loan and this Agreement do not constitute a novation.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS
     The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the South Carolina Uniform Commercial Code. All references to dollar amounts shall mean amounts in lawful money of the United States of America.
     Advances mean a disbursement of loan proceeds pursuant to this Agreement.
     Affiliate means a person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another person or entity; For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, through the ownership of equity or voting interests.
     Borrowing Base shall mean the lesser of (i) Sixteen Million Five Hundred Thousand ($16,500,000) Dollars, and (ii) the aggregate of 75% of the Eligible Accounts, 50% of the Eligible Inventory, 100% of the Eligible Certificates of Deposit and 50% of the Eligible Real Estate MINUS the outstanding balance on the Non-Revolving Note.
     Change of Control shall mean any merger, consolidation, reorganization, recapitalization or share exchange, or any transaction or series of related transactions resulting in the sale or issuance of ownership interests or any rights to purchase ownership interests of Borrower by Borrower, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any ownership interests or any rights to ownership interests of Borrower by any holder or holders thereof and, as a result thereof in either case, (a) the Investors collectively (i) hold less than 75% of the voting ownership interests of Borrower, computed on a fully diluted basis; or (ii) fail to own voting ownership interests of Borrower in an amount sufficient to elect, or fail to have the right and power to designate, at least a majority of the members of the Board of Directors of Borrower or (b) International Paper Company, MeadWestvaco Corporation and their Affiliates, collectively hold less than 50% of the voting ownership interests of Borrower, computed on a fully diluted basis. Transfer of ownership interests among the Investors shall not constitute a Change in Control so long as International Paper Company, MeadWestvaco Corporation and their Affiliates, considered in the aggregate, hold not less than 50% of the voting ownership interests of Borrower, computed on a fully diluted basis.
     Collateral means all assets of the Borrower located in the United States of America, including all real estate and fixtures, tangible and intangible personal property, Accounts, Inventory and certificates of deposit, other than Excluded Property as defined in the Amended and Restated Security Agreement of even date between Borrower and Lender.
     Debt Coverage means the number resulting from dividing the sum of [net income plus depreciation plus amortization expenses plus interest expenses plus research and development expenses] by [required principal and interest payments].
     Eligible Accounts shall have the meaning provided in Section 2.2
     Eligible Certificates of Deposit shall mean certificates of deposit owned by Borrower and issued by Lender and pledged by Borrower to Lender.
     Eligible Inventory shall have the meaning provided in Section 2.3.

     Eligible Real Estate shall have the meaning provided in Section 2.4.
     Investors mean International Paper Company, MeadWestvaco Corporation, Rubicon Industries USA, LLC or any of their respective Affiliates.
     Letter of Credit means the letter of credit in the amount of $500,000 issued by Lender to secure Borrower’s credit card obligations.
     Loan Documents shall mean and include without limitation this Agreement, the Note, the mortgages, the Security Agreement, Environmental Indemnity Agreement, financing statements, assignment of rents, leases and profits, Borrowing Base Certificate and all other documents executed or delivered now, in connection with the Loan, in connection with the increase in credit, or in the future in connection with the Loan.
     Material Adverse Effect shall mean a material adverse effect on any of (a) the operations, business, assets, properties or financial condition of the Borrower and its subsidiaries taken as a whole; (b) the ability of Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents; (c) the legality, validity or enforceability of this Agreement or any of the other Loan Documents; (d) any rights and remedies of the Lenders under this Agreement or any of the other Loan Documents; or (e) the validity, perfection or priority of a lien in favor of the Lender on any material portion of the Collateral.
     Net Worth shall mean the “Preferred interest of member company” plus “Members’ equity interest” without deduction or addition of “Accumulated other comprehensive loss” (as each term is defined by Borrower’s independent accountants and shown on Borrower’s annual audited financial statements). By way of illustration, the Net Worth shown on Borrower’s March 31, 2009 Consolidated Balance Sheet which is attached as an exhibit to this commitment letter is $6,534,897 (Preferred interest of member company) plus $19,594,214 (“Members’ equity interest) for a Net Worth of $26,129,111.
     Permitted Indebtedness shall mean:
               (i) the indebtedness and other obligations to the Lender;
               (ii) indebtedness under credit cards in an amount not to exceed $500,000 at any time outstanding; and
               (iii) other indebtedness of Borrower, including purchase money indebtedness or capital lease obligations, not to exceed $250,000 annually.
     Permitted Investments shall mean:
               (i) investments in cash and cash equivalents;
               (ii) demand deposit accounts and certificates of deposit of Borrower;
               (iii) investments (including debt obligations) of Borrower received in connection with the bankruptcy or reorganization of suppliers, customers and other account debtors and in settlement of delinquent obligations of, and other disputes with, customers, suppliers and other Account Debtors arising in the ordinary course of business;
               (iv) receivables owing to Borrower created or acquired in the ordinary course of business and payable on customary trade terms of such;
               (v) advances by Borrower to employees, officers, directors and managers in the ordinary course of business for reasonable business expenses actually incurred; and
               (vi) extensions of Borrower of trade credit in the ordinary course of business and consistent with past practices.
Permitted Liens shall mean:
               (i) liens on the assets or properties of Borrower for priority claims imposed by governmental requirements that are incidental to the conduct of business or the ownership of properties and assets (including, without limitation, mechanic’s, warehousemen’s, attorneys’ and statutory landlords’ liens) and deposits, pledges or liens to secure workers’ compensation obligations, unemployment insurance or social security insurance, statutory or contractual obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, however, that in each case, the obligation secured thereby shall not be overdue, or, if overdue, is being contested in good faith and adequate reserves have been set up by Borrower as the case may be;
               (ii) liens securing the payments of taxes, assessments and governmental charges or levies that either (a) are not delinquent, or (b) are being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves have been set aside on their books, and so long as during the period of any such contest, Lender shall suffer no loss of any material privilege of doing business or any other right, power or privilege necessary or otherwise material to the operation of its business;
               (iii) purchase money liens and capital lease obligations securing indebtedness of Borrower for Permitted Indebtedness;
               (iv) liens consisting of zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Borrower’s real property, which do not: (i) materially impair the use of such property, or (ii) materially lessen the value of such property for the purposes for which the same is held by Borrower;
               (v) bankers liens’, rights of setoff and similar liens incurred on deposits made in the ordinary course of business;
               (vi) any interest or title of a lessor or sublessor under any operating lease of Borrower to the extent such interest or title relates solely to the assets or properties leased pursuant to such operating lease;
               (vii) liens in favor of the Lender;
               (viii) licenses and sublicenses granted by Borrower in the ordinary course of business; and

               (ix) extensions, renewals and replacements of liens referred to above.
          Special Collateral means collectively, (i) any permit or license or any contractual obligation entered into by Borrower (A) that prohibits or requires the consent of any person other than Borrower which has not been obtained as a condition to the creation by Borrower of a lien on any right, title or interest in such permit, license or contractual obligation related thereto or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law, (ii) Collateral owned by Borrower that is subject to a Permitted Lien if the contractual obligation pursuant to which such lien is granted prohibits or requires the consent of any person other than Borrower which has not been obtained as a condition to the creation of any other lien on such equipment.
          Tangible Net Worth shall mean the “Preferred interest of member company” plus “Members’ equity interest” without deduction or addition of “Accumulated other comprehensive loss” and less “Intangible Assets, net” (as each term is defined by Borrower’s independent accountants and shown on Borrower’s annual audited financial statements). By way of illustration, the Tangible Net Worth shown on Borrower’s March 31, 2009 Consolidated Balance Sheet which is attached as an exhibit to this commitment letter is $6,534,897 (Preferred interest of member company) plus $19,594,214 (“Members’ equity interest) less $4,041,053 (Intangible Assets, net) for a Tangible Net Worth of $22,088,058. Borrower shall maintain a Tangible Net Worth of not less than $16,000,000
ARTICLE 2
THE LOAN
     Section 2.1 The Loan. Lender agrees, upon the terms and subject to the conditions contained in this Agreement, to make Advances to Borrower on the Non-Revolving Note and on the Revolving Note from time to time during the Term of this Agreement, provided that the aggregate amount of such Advances do not exceed the Borrowing Base. The Loan and the obligation of Borrower to repay the same with interest shall be evidenced by the Note, as defined collectively in the preamble. The Revolving Note and the Non-Revolving Note shall be dated the date hereof and shall bear interest, prepayment options, late charges and be repayable as provided therein. Lender has issued the Letter of Credit in connection with the Application for Letter of Credit.
     Section 2.2 Eligible Accounts. All of the Accounts owned by Borrower reflected in the most recent Borrowing Base Certificate delivered by Borrower to Lender shall be “Eligible Accounts” for purposes of this Agreement. Eligible Accounts shall not include any Account of Borrower:
     (a) that does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business;
     (b) (i) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract;
     (c) to the extent that any defense, counterclaim, contra, setoff or dispute is asserted as to such Account (but only to such extent);
     (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
     (e) that (i) is not owned by Borrower, or (ii) is subject to any lien of any other person, other than liens in favor of Lender and Permitted Liens;
     (f) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Lender, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;
     (g) that is the obligation of an Account Debtor located in a foreign country unless payment thereof is assured by a letter of credit assigned and delivered to Lender, satisfactory to Lender as to form, amount and issuer;
     (h) to the extent Borrower is liable for goods sold or services rendered by the applicable Account Debtor to Borrower but only to the extent of the potential offset;
     (i) that arises with respect to goods that are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
     (j) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
     (k) the Account is not paid within sixty (60) days following its original invoice date;
     (l) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
     (m) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
     (n) that is the obligation of an Account Debtor for which fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section;
     (o) as to which Lender’s lien thereon is not a first priority perfected lien;

     (p) as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;
     (q) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;
     (r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 20% of all Eligible Accounts;
     (s) that is payable in any currency other than Dollars; or
     (t) that is an obligation of an account debtor whose credit is not acceptable to Bank in its reasonable discretion.
     Section 2.3 Eligible Inventory. All of the inventory owned by the Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Bank shall be “Eligible Inventory” for purposes of this Agreement, Eligible Inventory shall not include any Inventory of Borrower that:
     (a) is not owned by Borrower free and clear of all liens and rights of any other person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower’s performance with respect to that Inventory), except the liens in favor of Bank and Permitted Liens;
     (b) (i) is located on premises owned or leased by Borrower and is not encumbered by a mortgage or deed of trust, in each case in favor of Lender, or (ii) is located at an owned or leased location subject to a mortgage in favor of a person other than Lender;
     (c) is placed on consignment or is in transit;
     (d) obsolete, slow moving (in excess of one year’s supply), unsalable, damaged or unfit for sale; however, Reserve Seed Inventory that otherwise qualifies shall be deemed Eligible Inventory;
     (e) consists of display items or packing or shipping materials, manufacturing supplies, stores or replacement parts;
     (f) consists of goods which have been returned by the buyer;
     (g) is not of a type held for sale in the ordinary course of Borrower’s business;
     (h) is not subject to a first priority lien in favor of Lender;
     (i) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect;
     (j) consists of any costs associated with “freight-in” charges, except those charges that are customary in, and consistent with, Borrower’s historical accounting practices;

     (k) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
     (l) is not covered by casualty insurance reasonably acceptable to Lender; or
     (m) is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Lender which has not been obtained.
     Section 2.4 Eligible Real Estate. All of the real estate owned by the Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Bank shall be “Eligible Real Estate” for purposes of this Agreement. Eligible Real Estate shall not include any Real Property of Borrower that:
     (a) is not owned or leased by Borrower free and clear of all liens and rights of any other person except the liens in favor of Bank and Permitted Liens;
     (b) is not encumbered by a mortgage or deed of trust, in each case in favor of Lender;
     (c) if the real property is leased by Borrower, the Lender has not approved the term of the lease and its form and the landlord has not given its written consent to the Lender’s leasehold mortgage;
     (d) Lender has not received a title insurance policy or title insurance commitment with all conditions of issuance satisfied, in form satisfactory to Lender. Mortgaged parcels with title insurance that excludes coverage for access or do not have an endorsement confirming that the mortgaged parcel is the same as an identified tax parcel shall not be Eligible Real Estate, unless Lender shall give a written waiver.
     (e) does not have a current appraisal satisfactory to Lender.
     (f) has delinquent real property taxes or assessments; or
     (g) is subject to a lis pendens, mechanic’s lien, a boundary dispute or is other similar controversy.
     Section 2.5 Non-Revolving Note The proceeds of the Non-Revolving Note shall be used solely by Borrower for capital expenditure purchases approved by Lender. Prior to any Advance under the Non-Revolving Note, Borrower shall provide Lender with a detailed list of capital expenditures supported by invoices.
     Section 2.6 Conditions Precedent to Each Advance. Lender’s obligation to make any Advance to or for the account of Borrower under this Agreement is subject to the following conditions precedent, with all documents, instruments, opinions, reports and other items required under this Agreement to be in form and substance satisfactory to Lender:
     (a) Lender shall have received evidence that this Agreement and all Loan Documents have been duly authorized, executed, and delivered by Borrower to Lender.

     (b) Lender shall have received such opinions of counsel, supplemental opinions, and documents as Lender may reasonably request.
     (c) The security interests in the Collateral shall have been duly authorized, created, and perfected with first lien priority (subject to Permitted Liens) and shall be in full force and effect.
     (d) Lender, at its option and for its sole benefit, shall have conducted an audit of Borrower’s Accounts and Inventory
     (e) Borrower shall have paid to Lender all fees, costs, and expenses specified in this Agreement and the Loan Documents as are then due and payable.
     (f) There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement.
     (g) With respect to an Advance under the Revolving Note, Borrower shall have delivered an accurate and current Borrowing Base Certificate, in substantially the form attached hereto as Schedule 2.4, certified by an officer of the Borrower.
     (h) With respect to an Advance under the Non-Revolving Note, Borrower shall have delivered to Lender documentation related to the capital expenditure to be paid by the Advance which is satisfactory to Lender and Lender has given its approval of such Advance.
     (i) Borrower shall have delivered to Lender Borrower’s most recent quarterly financial statement within forty five (45) days of the quarter end and the most recent year end audited financial statements within one hundred twenty (120) days of year end.
     Section 2.7 Making Loan Advances. Advances under the Revolving Note or the Non- Revolving Note may be requested only in writing subject to the limitations set forth below. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (a) when credited to any deposit account of Borrower maintained with Lender or (b) when advanced in accordance with the instructions of an authorized person. Any request made after 2:00 PM on any Business Day shall be treated as having been requested on the next succeeding Business Day. Under no circumstances shall Lender be required to make any Advance in any amount less than $10,000.00. Upon Lender’s determination that the Conditions Precedent have been satisfied, the Lender agrees to make the Advance within twenty-four (24) hours of the request.
     Section 2.8 Mandatory Loan Repayments. Borrower agrees to make the following mandatory Loan repayments:
     (a) If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, Borrower shall immediately pay to Lender an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base.
     (b) On or before February 28, 2011, Borrower shall pay to Lender in full the outstanding balance of the Revolving Note and the Non-Revolving Note, including the aggregate unpaid principal amount of all Advances then outstanding and all accrued unpaid interest, together with all other outstanding applicable fees, costs and charges, if any, not yet paid.

     (c) Borrower shall repay on demand all amounts outstanding on the Letter of Credit Obligation upon written notice of Lender.
     (d) If during the term of the Loan, the aggregate new capital received by Borrower (through member capital contributions or otherwise but excluding member capital contributions required pursuant to Section 4.8) is between $10 million and $20 million, the maximum credit availability under the Revolving Note shall be reduced from $16,500,000 to $11,500,000.
     (e) If during the term of the Loan, the aggregate capital raised by Borrower (through member capital contributions or otherwise but excluding member capital contributions required pursuant to Section 4.8) is greater than $20 million, the maximum credit availability under the Revolving Note shall be reduced to $7,500,000 and the Borrower shall repay the Non-Revolving Note immediately.
     Section 2.9 Loan Account. Lender shall maintain on its books a record of account in which Lender shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facility. Lender shall provide Borrower with periodic statements of Borrower’s account, which statements shall be considered to be correct and conclusively binding on Borrower unless Borrower notifies Lender to the contrary within thirty (30) days after Borrower’s receipt of any such statement which Borrower deems to be incorrect.
     Section 2.10 Use of Proceeds of the Loan. Proceeds of the Revolving Note shall be used solely for working capital needs of Borrower and other lawful corporate purposes. Proceeds of the Non-Revolving Note shall be used solely for the capital expenditures approved by Lender.
     Section 2.11 Security. The obligations (collectively, the “Obligations”) of the Borrower under the Loan Documents shall be secured by the following documents (collectively, the “Security Documents”):
     (a) A first lien mortgage and security agreement (collectively, the “Mortgages”) granting Lender a first mortgage lien on each parcel of real property owned in fee simple or leased by Borrower and listed on Schedule 2.11 other than Borrower’s (1) Mississippi property consisting of approximately one acre in the aggregate, (2) Evans County, Georgia leased property consisting of approximately 29 acres, and (3) Colleton County, South Carolina leased property known as the Gravano Tract (collectively, the “Real Property”).
     (i) Borrower shall deliver to Lender all mortgages required to be delivered pursuant to Section 2.11(a)
     (ii) Borrower shall obtain appropriate endorsements for the Loan to the title insurance policies more particularly set forth in Schedule 2.11(a)(ii) insuring the first mortgage lien priority of the Mortgages securing the Loan, or new policies as may be required by state law.
     (b) A leasehold mortgage granting Lender a leasehold mortgage on all leased Real Property other than Borrower’s Evans County, Georgia leased property consisting of approximately 29 acres and Colleton County, South Carolina leased property known as the Gravano Tract and title insurance for those leasehold mortgages which are appraised and included as may be required by Lender for inclusion as Eligible Real Property.

     (c) A landlord consent in form satisfactory to Lender for each leased Real Property; provided, however, a landlord consent shall not be required for Borrower’s Evans County Georgia leased property consisting of approximately 29 acres and Colleton County, South Carolina leased property known as the Gravano Tract.
     (d) A first lien security interest in all fixtures attached to the Real Property
     (e) A first lien security interest in all tangible and intangible property of Borrower, including without limitation Accounts, Inventory, and Certificates of Deposit;
     (f) A first assignment of leases, rents, and profits and security agreement with respect to the Real Property;
     (g) UCC-1 financing statements (the “Financing Statements”) relating to the foregoing, including local filings for fixtures, timber and farm products in respect of all parcels of Real Property;
     (h) Such allocation of the Loans as may be required by the title insurance company and such value allocation as may be required for the recordation of the mortages and deeds of trust in the various states; and
     (i) All other documents and instruments which may be reasonably required by the Lender to evidence or secure the Loan described in the commitment letter, as amended.
     Section 2.12 Special Collateral In the event that Borrower has Special Collateral, Lender agrees to release such Special Collateral from the Lender’s lien after Lender has determined in Lender’s reasonable discretion that such Collateral meets the definition of Special Collateral and that the release is necessary for the conduct of Borrower’s ordinary course business.
     Section 2.13 Future Major Transaction Borrower contemplates a future major transaction which would involve the Investors transferring some of their interests in Borrower and the addition of new owners (a “Major Transaction”). After review of such documentation relating to the proposed Major Transaction as Bank deems advisable in its reasonable discretion, Bank agrees not to unreasonably withhold its approval of a Major Transaction which does not involve a Change in Control. Notwithstanding any provision to the contrary herein [including the provisions of Section 4.6(g)], Bank hereby consents to a Major Transaction that (a) raises not less than Ten and 00/100 Million ($10,000,000.00) and (b) does not result in a Change in Control.
     Section 2.14 Investments in Foreign Subsidiaries Borrower has historically made investments and contributions to its foreign subsidiaries (each “Foreign Subsidiaries Investment”). After review of such documentation as Bank deems advisable in its reasonable discretion, Bank agrees not to unreasonably withhold its approval of specific proposed Foreign Subsidiaries Investments; however, Bank hereby agrees to Foreign Subsidiaries Investments of up to $350,000 per month.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.1 General Representations and Warranties of Borrower. To induce Lender to extend credit to Borrower as provided herein, Borrower represents and warrants, which representations and warranties shall continue until all indebtedness of Borrower to Lender arising hereunder is paid in full, as follows:
     (a) Borrower is a Delaware limited liability company duly organized, validly existing, and in good standing in its state of organization and in each state in which it owns real property, which, on the date hereof these states are Delaware, South Carolina, Alabama, Arkansas, Florida, Georgia, Mississippi and Texas.
     (b) The execution and delivery by Borrower of the Loan Documents and the performance by Borrower of its obligations thereunder have been duly authorized by all necessary member and/or manager action and do not conflict with or constitute a violation of Borrower’s articles of organization, operating agreement, or other organizational documents.
     (c) The Loan Documents have been duly executed and delivered on behalf of Borrower and constitute legal, valid, and binding obligations of Borrower and are enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or laws affecting creditors’ rights generally.
     (d) To the best knowledge of Borrower, the execution and delivery by Borrower of the Loan Documents and the performance by Borrower of its obligations thereunder, do not and will not violate any provisions of any existing law, regulation, order, injunction, or decree applicable to Borrower or by which Borrower’s assets are bound, and do not and will not conflict with or constitute a breach under any agreement to which Borrower is a party of by which Borrower or its assets are bound in each case, which could have a Material Adverse Effect.
     (e) There are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of Borrower’s properties or assets before any court or any governmental department, commission, board, agency or instrumentality, which, if determined adversely to Borrower, would have a Material Adverse Effect.;
     (f) To the best knowledge of Borrower, except as created or to be created under or permitted by the Loan Documents, there are no mortgages, deeds of trust, pledges, liens, security interests, assignments or other charges or encumbrances of any nature whatsoever on the Property or any other collateral for the Obligations, other than Permitted Liens.
     (g) To the best knowledge of Borrower, all material, written information and data furnished to Lender by Borrower were, on the date such writings, information and data were exhibited or furnished, in all material respects accurate and correct.
     (h) Borrower has filed all required foreign, federal, state, and local tax returns as they have become due and has paid all taxes as shown on such returns or any assessments received by it to the extent that such taxes or assessments have become due unless such taxes are being contested in good faith by appropriate proceedings.

     (i) Each of the financial statements of Borrower (“Financial Statements”) delivered to Lender, fairly reflect, to the best knowledge of Borrower, the financial condition of Borrower as of the date of the Financial Statements, and show all known liabilities, direct and contingent, of Borrower as of the date stated. Borrower has made no investments in, have no interest in, loans to, advances to, or guarantees of the obligations of any company, individual or other entity except as disclosed in the Financial Statements and other than Permitted Liens and Permitted Indebtedness.
     (j) Each Borrowing Base is accurate and accurately states the value of the Eligible Accounts and Eligible Inventory. The Borrowing Base does not include any Accounts or Inventory which is required to be excluded from the Borrowing Base pursuant to Article 2.
     (k) Compliance with Patriot Act. Neither Borrower nor any shareholder, member or partner in Borrower nor any owner of a direct or indirect interest in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is not currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or (e) the Patriot Act (as defined herein). “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.
     (l) Neither the business nor the properties of Borrower are affected by any prior or existing fire, explosion, accident, strike, lock-out or other labor disputes, storm, act of God or other casualty (whether or not covered by insurance), adversely affecting such business or the properties or operations of Borrower.
     (m) To the extent approvals of any kind are required, Borrower has obtained: (i) all governmental approvals and authorizations, together with any required registrations or filings with the appropriate governmental authorities; and (ii) all necessary consents, approvals, waivers, notifications of tenants, creditors, lessors, and other nongovernmental persons required in connection with the indebtedness secured hereby.

     Section 3.2 Representations and Warranties Concerning the Real Property. Borrower represents and warrants to Lender as of the date of this Agreement, as follows:
     (a) To the best knowledge of Borrower, Borrower has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Real Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.
     (b) To the best knowledge of Borrower, the Real Property and the present and contemplated use and occupancy thereof are in compliance in all material respects with all applicable zoning ordinances, building codes, land use and environmental laws and other similar laws.
     (c) To the best knowledge of Borrower, the Real Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Real Property has accepted or is equipped to accept such utility service.
     (d) Schedule 2.11 accurately describes all of the real property that Borrower owns or leases and upon which inventory is located. Borrower agrees to notify Lender if Borrower acquires additional owned or leased real property and to supplement and update Schedule 2.11 to add such additional real property. Lender is authorized to file additional Financing Statements in the locations of or relating to such additional real property interests. Borrower agrees to execute and deliver a mortgage or deed of trust for each additional parcel of real property added to Schedule 2.11 other than any leased property where the delivery of such mortgage or deed of trust would violate the terms of such underlying lease.
ARTICLE 4
COVENANTS OF THE BORROWER
     Section 4.1 General Affirmative Covenants. Borrower hereby covenants and agrees with Lender that until such time as all indebtedness of Borrower to Lender arising hereunder is paid in full, it shall:
     (a) Make all payments required under the Obligations as and when due.
     (b) Reserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business(es) and duly pay and discharge all taxes, assessments, and governmental charges against the Property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings. Upon request of Lender, Borrower shall promptly provide Lender with copies of receipts indicating the payment of such taxes, assessments, and governmental charges.
     (c) Comply with all cash reserve requirements set forth in the Contribution Agreements between Borrower, International Paper, Mead Westvaco, and Rubicon and in the Company’s operating agreement.

     (d) Upon request by Lender, execute and deliver to Lender financing statements in form and substance satisfactory to Lender to perfect or continue any and all security interests of Lender in any collateral securing the Obligations.
     (e) After reasonable, prior notice, permit any representative or agent of Lender at Lender’s sole cost and expense to examine and audit any or all of Borrower’s books and records when requested by Lender, at Lender’s sole cost and expense, during normal business hours.
     (f) Inform Lender immediately of any material adverse change in the financial condition of Borrower. Borrower shall also promptly inform Lender of any litigation or threatened litigation which might substantially affect Borrower’s financial condition.
     (g) Maintain Borrower’s property and equipment in a state of good repair in accordance with past practices, normal wear and tear excepted and except for obsolete or unused equipment.
     (h) Pay all reasonable costs of closing the loan or loans contemplated hereunder and all reasonable expenses of Lender with respect thereto including, but not limited to, legal fees of Lender’s counsel and including reasonable legal fees incurred by the Lender subsequent to the closing of the loan or loans contemplated hereunder but incurred in connection with collection of the Obligations, advances, recording expenses, intangible taxes (if any), other recording taxes, expenses of foreclosure (including reasonable attorneys’ fees) and similar items, specifically including reasonable attorneys’ fees and all reasonable expenses incurred by Lender in the defense or prosecution of any litigation to which Lender becomes or is made a party because Lender is the holder of the mortgage or security interest referred to in the Loan Documents.
     (i) Borrower shall notify Lender in writing within ten (10) days thereof (i) an Event of Default, (ii) in the event of any default by Borrower of any obligation undertaken under any other obligation to any other creditor or financial institution; (iii) should any mortgage, lien, encumbrance or any other security instrument whatsoever be filed against the Collateral other than Permitted Liens; (iv) of any actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might have a Material Adverse Effect; (v) in the event of any default by Borrower of any real estate lease wherein Borrower is the tenant.
     (j) Borrower shall notify Lender immediately upon the breach of any condition contained in any lease for all or any portion of the Real Property by any tenant thereunder, make all efforts to have said breach cured by such tenant, and perform all obligations required of it under any of such leases.
     Section 4.2 Borrower Information Covenants. Borrower hereby covenants and agrees with Lender that until such time as all indebtedness of Borrower to Lender arising hereunder is paid in full, it shall provide the following information to Lender:
     (a) Audited annual complete financial statements of Borrower prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with the same accounting principles and methods as are used by Borrower to report income and losses in accordance with generally accepted accounting principles, including a balance sheet, income statement, and statement of cash flow, compiled by certified public accountants reasonably acceptable to Lender. The financial statements shall be in reasonable detail, setting forth comparative figures for the preceding fiscal year, and include appropriate notes. The financial statements shall be delivered within one hundred twenty (120) days of fiscal year end.
     (b) All annual federal income tax returns filed by Borrower, together with all supporting schedules.
     (c) Quarterly financial statements in accordance with the same accounting principles and methods as are used by Borrower to report income and losses in accordance with generally accepted accounting principles (except for lack of footnotes and subject to year-end adjustments), including a balance sheet, income statement, and statement of cash flow delivered within forty five (45) days of the end of each quarter.
     (d) Monthly Borrowing Base Certificates meeting the requirements of this Loan Agreement delivered to Lender by the fifth business day of each month.
     Section 4.3 Insurance Covenants. Borrower hereby covenants and agrees with Lender that until such time as all indebtedness of Borrower to Lender arising hereunder is paid in full, it shall:
     (a) Title Insurance. Provide ALTA mortgagee title insurance policies on each of the parcels of Real Property which are owned in fee simple.
     (b) Maintenance of Insurance. Maintain at all times such insurance or evidence of insurance as Lender may reasonably require, including but not limited to the following:
     (i) Casualty Insurance. Insurance against loss or damage by standard perils included within the classification “All Risks Special Form Cause of Loss” (including coverage for damage caused by windstorm and hail and coverage caused by earthquake). Such insurance shall (1) be in an aggregate amount equal to the full replacement cost of the Property and fixtures (without out deduction for physical depreciation), which for purposes of this Agreement shall mean actual replacement value (exclusive of cost of excavations, foundations, ground utilities and footings); (2) have deductibles acceptable to Lender; (3) be paid annually in advance; (4) contain a “Replacement Cost Endorsement” and an “Agreed Upon Amount Endorsement” with a waiver of depreciation; and (5) include such other coverage endorsements as shall be required by Lender.
     (ii) Public Liability Insurance. Public liability insurance covering Borrower and Contractor in form, amount, and coverage as may be required by Lender from time to time, issued by insurance companies acceptable to Lender.
     (iii) Other Insurance. To obtain such other insurance as Lender may require, and to deliver to Lender on request such certificates, policies, or other evidence of insurance as the Lender may require.
     (iv) Leased Real Property. With respect to that leased Real Property where the landlord is obligated to maintain insurance on such leased Real Property, Borrower shall not be required to maintain insurance when such insurance is maintained by the landlord

     (c) Borrower will contract with financially sound and reputable insurers. Such insurance shall be in such minimum amounts that Borrower will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to Lender. In addition, all such insurance shall be payable to Lender as loss payee under a “standard” or “New York” loss payee clause. Borrower shall maintain all such workers’ compensation or similar insurance as may be required by law.
     (d) Collection of Insurance Proceeds. To cooperate with Lender in obtaining for Lender the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transactions contemplated hereby and the collection of any indebtedness or obligations of Borrower to Lender incurred hereunder (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender in case of a casualty affecting the Property). Lender agrees that so long as no Default of Event of Default has occurred and is continuing, the insurance proceeds relating to casualty loss to fixtures or buildings shall be deposited with Lender and paid to Borrower for the repair or replacement of the fixtures and buildings that were damaged or destroyed. In the Event of Default, such insurance proceeds may be held by Lender as cash collateral for the Loan.
     Section 4.4 Net Worth Borrower shall maintain a Net Worth of not less than $20,000,000 and a Tangible Net Worth of not less than $16,000,000.
     Section 4.5 Distribution to Affiliates Borrower shall not make any distributions, loans or advances to Borrower’s members or any Affiliate, without Lender’s prior written consent, other than Permitted Investments and distributions by Borrower to its members in an amount necessary to pay taxes due and owing by such member in respect of the income or profits of Borrower.
     Section 4.6 Negative Covenants of the Borrower. Borrower hereby covenants and agrees with Lender that until such time as all indebtedness of Borrower to Lender arising hereunder is paid in full, that Borrower will not, without the written consent of Lender:
     (a) Permit or allow transfer, sale, or pledge of any interest in Borrower; Suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any membership interests.
     (b) Guarantee, endorse, or otherwise become surety for or upon the obligation of any person, firm, or corporation, other than Permitted Indebtedness or Permitted Liens.
     (c) Create, incur or assume indebtedness other than Permitted Indebtedness.
     (d) Sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets, except sales in the ordinary course of Borrower’s business, sale of assets that are obsolete or no longer used or useful in Borrower’s business or trade-ins and assignments of delinquent accounts.
     (e) Merge or consolidate with any person.
     (f) Amend Borrower’s operating agreement without Lender’s consent which consent shall not be unreasonably withheld.

     (g) Allow any change in ownership in Borrower, including allowing existing Member to disassociate from Borrower or admitting any new Member; however, the Investors may transfer membership interests to Affiliates and among the Investors without the Lender’s consent and Rubicon Industries USA, LLC and its Affiliates may disassociate without the Lender’s consent.
     (h) Enter into any lease of a material portion of a parcel of the Real Property subsequent to the closing date, except leases satisfactory to the Lender.
     Notwithstanding anything to contrary, Lender hereby consents to a transfer of interest in Borrower of up to ten percent (10%) interest in the aggregate measured from November 30, 2007. Any additional transfers of interests in Borrower shall require: (i) Borrower to submit to Lender in writing the information necessary, as determined in Lender’s sole discretion, to evaluate any such transfer, and (ii) Lender’s prior written consent, which shall not be unreasonably withheld.
     Section 4.7 Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction of Borrower and the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction of Borrower and the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by this Mortgage and the other Loan Documents and shall be immediately due and payable.
     Section 4.8 Member Contributions For fiscal year ending March 31, 2010, the member owners of Borrower shall make cash equity contributions of $8.9 million for any research and development expenditures of up to $11.9 million and shall contribute a matching amount for any research and development expenditures over $11.9 million. For the seventeen month period from April 1, 2009 through August 31, 2010, the member owners of Borrower shall make cash equity contributions that exceed the Borrower’s research and development expenditures by not less than $1.5 million. The calculation of member capital contributions shall not include the Preferred Interest of International Paper. Once Debt Coverage is equal to 1.1 or greater, any excess cash flow may be allocated to research and development expenditures and the required member contributions shall be reduced by the amount of such excess cash flow.
ARTICLE 5
EVENTS OF DEFAULT
     Section 5.1 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:
     (a) (i) A failure to pay the Note in full on the Maturity Date, (ii) failure to make a mandatory loan repayment pursuant to Section 2.6 within ten (10) days, or (iii) default in the payment of any other installment of interest or principal or any other sum payable pursuant to any Loan Document within ten (10) days of notice from Lender.
     (b) A draw upon the Letter of Credit by the beneficiary of the Letter of Credit;

     (c) Borrower’s failure to perform any other obligation, covenant or agreement in the Loan Documents including this Loan Agreement beyond any applicable grace period, provided, however, that if such obligation, covenant or agreement is not an obligation, covenant or agreement for the payment of money and is susceptible of being cured by Borrower, no default shall be deemed to have occurred so long as Borrower promptly commences to cure and diligently pursues such cure to completion and such cure is completed within sixty (60) days.
     (d) The dissolution or termination of existence of Borrower;
     (e) Any proceeding is commenced by Borrower under any bankruptcy or insolvency laws;
     (f) Any proceeding is commenced against Borrower under any bankruptcy or insolvency laws and such proceeding is not dismissed within thirty (30) after such commencement;
     (g) The transfer or assignment by Borrower of assets for the benefit of any one or more creditors or all or substantially all of its assets except in the ordinary course of business;
     (h) If any judgment aggregating, with other outstanding judgments, in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) is rendered against Borrower or if any attachment, injunction, or execution is issued against any of the collateral for the Obligations or against Borrower having an aggregate value in excess of One Hundred Thousand and No/l00 Dollars ($100,000.00), and such judgment, attachment, injunction, or execution is not promptly vacated, discharged, satisfied, bonded, or stayed pending appeal within sixty (60) days;
     (i) Any material representation or warranty made by or on behalf of Borrower in connection with the Obligations, in the Loan Documents or in a Borrowing Base Certificate is materially false, incomplete or misleading when made;
     (j) Borrower permits or suffers any lien, encumbrance, or security interest to arise or attach to any Collateral, other than Permitted Liens that is not removed within thirty (30) days.
     (k) The discovery of any “Hazardous Substances” as defined in the Environmental Indemnity Agreement (the “Indemnity Agreement”) of even date herewith executed by the Borrower in favor of Lender, on the Property, which might have a Material Adverse Effect on the value of such property; provided, however, that such discovery of any such Hazardous Substances on the Property shall not constitute an Event of Default provided that Borrower within thirty (30) days after written demand for performance thereof by Lender (or such shorter period of time as may be required under any applicable law, regulation, order, or agreement), commences to perform, or causes to be commenced, and thereafter diligently prosecutes to completion, all site monitoring, containment, cleanup, removal, restoration, or other remedial work of any kind or nature reasonably necessary or desirable under any applicable local, state, or federal law or regulation, or required under any judicial order, or by any governmental entity, to remedy the effect of the presence of such hazardous substances.

ARTICLE 6
CONSEQUENCES OF DEFAULT; REMEDIES OF LENDER
     Section 6.1 Remedies of Lender. In addition to any other right or remedy provided elsewhere in this Agreement, in any of the Loan Documents, or by applicable law, upon an Event of Default Lender may, at its option:
     (a) Terminate any obligation to advance funds hereunder and, at its option, declare the Obligations to be, and the Obligations shall thereupon forthwith become, immediately due and payable, without any notice, presentment, demand or protest, all of which are hereby expressly waived. Lender shall, upon the occurrence of an event which would constitute an Event of Default hereunder, but for the giving of notice or passage of time or both, have no further obligation to advance funds hereunder. Nothing herein shall be deemed to grant the Borrower a right of reinstatement after acceleration of amounts due under the Obligations. Borrower shall thereupon be obligated to pay Lender the full unpaid balance of principal and interest of the Obligations, including unpaid interest thereon to the date of payment, notwithstanding anything to the contrary in this Agreement, the Note or any other Loan Document.
     (b) With or without accelerating the Loan, advance funds under the Note directly to third parties to cure any default by Borrower, including without limitation payments for property taxes, insurance premiums, maintenance and repair, and management fees, payment of other expenses concerning the Property, payment or performance of any obligation by Borrower under any lease affecting the Property, and payment of Lender’s attorney’s fees and other fees and expenses. All of said advances shall be deemed made under the Note and shall be payable immediately with interest at the Default Rate (as such term is defined in the Note).
     (c) Enforce any and/or all of the Loan Documents, and, by way of illustration but not by way of limitation, cause all and singular the property described in the Mortgage and/or any of the other Loan Documents to be seized and sold under executory process as an entirety or in parcels, as Lender may determine, in accordance with applicable law except as modified by this Agreement.
     (d) Appoint or seek appointment of a receiver, without notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Property, preventing waste, and to protect all rights accruing to Lender by virtue of this Agreement and the Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrower and shall be secured by the Mortgage and Leasehold Mortgage and enforced as a lien against the Property.
     (e) Set-off and apply, to the maximum extent permitted by law, any and all deposits, funds or assets at any time held by Lender, and any and all other indebtedness owing by Lender, to or for the benefit, credit or account of Borrower against any amounts owing to Lender under any one or more of the Loan Documents.
     (f) Exercise any other right, privilege or remedy available to Lender as may be provided by any other Loan Document, and any other security documents heretofore or hereafter executed in favor of Lender or under applicable law, including any right, privilege or remedy available at law or in equity.
     Section 6.2 Remedies Cumulative. All powers and remedies given by this Article or this Agreement to Lender shall be cumulative and not exclusive of any other right or remedy or of any other powers and remedies available to Lender under the Loan Documents, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Borrower contained in this Agreement, and no delay or omission of Lender to exercise any right or power accruing upon any default occurring shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein. Every power and remedy given by this Article or this Loan Agreement or by law to Lender may be exercised from time to time, and as often as may be deemed expedient, by Lender. No waiver of any default hereunder shall extend to or affect any other or subsequent default or impair any rights or remedies consequent thereon.
     Section 6.3 Professional Fees; Costs of Collection. Should Lender, at its sole option, elect to employ the services of any attorney at law, expert witness or other professional to represent it in the enforcement of the Obligations, or to participate in any legal proceedings in any way connected herewith as plaintiff, defendant, intervenor or other interested party (including, without limitation, any bankruptcy or appellate proceeding), Borrower does hereby agree to pay to Lender all costs associated therewith, including, without limitation, the reasonable fees and expenses of said attorneys, expert witnesses or other professionals actually incurred.
     Section 6.4 Waiver of Exemptions. Borrower does hereby expressly waive in favor of Lender and its assigns, to the fullest extent allowed by law, any and all exemptions from seizure provided by any law, rule or regulation of the State of South Carolina, the United States, or any other state.
     Section 6.5 Waiver of Notice. Except as otherwise expressly provided herein, Borrower does hereby expressly waive any notice by Lender of any Event of Default or any notice or demand by Lender of any breach of any obligation undertaken by Borrower in favor of Lender.
ARTICLE 7
MISCELLANEOUS
     Section 7.1 Amendments and Waiver. No failure or delay on the part of Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
     Section 7.2 Interest Limitation. Regardless of any provisions contained in this Agreement or in any of the other documents to be delivered hereunder, Lender shall never be entitled to receive, collect or apply interest on the Obligations in an amount in excess of the maximum rate of interest permitted to be charged by applicable law and, in the event that Lender should ever receive or collect as purported interest such amount which would be excessive, interest shall be applied to the reduction of the unpaid principal balance of the Obligations and if the principal balances of the Obligations are paid in full, any remaining excess shall be forthwith paid to Borrower. In determining whether or not the interest rate paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment as an expense, fee or premium rather than as interest; (2) excuse voluntary prepayment and the effects thereof; and (3) “spread” the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout the entire term of this Agreement.

     Section 7.3 Not a Novation. Borrower and Lender acknowledge and agree that the increase in credit granted by Lender to Borrower hereunder is a future advance under the terms of the Mortgage and no party intends a novation be created. Notwithstanding any terms to the contrary, nothing contained herein shall be construed as a novation or adversely affect the indebtedness due under the Note. The Loan, as amended, shall continue to be secured as provided herein. Nothing herein shall be construed to alter or effect the priority or existence of the liens created by the Mortgage, the Security Agreement, Financing Statements, or other loan documents. Borrower hereby waives any right to raise the defenses of estoppel, waiver, laches, novation, accord and satisfaction, release or similar legal theories which may be based on the loan documents as amended or alleged as a result of any act of Lender pursuant to the loan documents as amended.
     Section 7.4 No Assignment. Borrower may not assign or delegate, in whole or in part, any of its rights or duties under this Agreement or any of the Loan Documents.
     Section 7.5 Agreement Survives Closing. Lender makes the Loan under this Agreement in reliance upon the warranties and covenants of Borrower in this Agreement and the other Loan Documents and such warranties and covenants shall survive the execution and delivery of the Loan Documents and shall continue until the Obligations and any other sums to be paid under the terms of the Loan Documents are paid in full, regardless of any investigation made by Lender.
     Section 7.6 Notices. Whenever this Agreement requires or permits any notice, request or demand by one party to the other, the notice, request or demand must be in writing and shall be deemed to have been given if it is enclosed in an envelope addressed to the party to be notified at the address stated below (or such other address as may have been designated by written notice) properly stamped, sealed, and deposited in the United States mail as certified or registered mail, return receipt requested. The address of each party for the purposes of this Section are as follows:

If to the Borrower :	ArborGen, LLC 180 MeadWestvaco Road Summerville, SC 29484 Attn: Chief Financial Officer

If to the Lender:	The National Bank of South Carolina Attention: Kevin Futrell 158 Meeting Street Charleston, South Carolina 29401
     Section 7.7 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
     Section 7.8 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of South Carolina and for all purposes shall be governed by and construed in accordance with the laws of the said State.
     Section 7.9 Headings. Article and Section headings used in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement for any purpose.

     Section 7.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns.
     Section 7.11 Commitment Letter Terms. The terms and conditions of the Commitment Letter are hereby incorporated by reference. In the event of any inconsistency between the terms of this Agreement and the terms of the Commitment Letter, the terms of the Loan Agreement shall control.
     Section 7.12 Rights of Third Parties; Indemnity. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender and its successors and assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will make advances in the absence of strict compliance with any or all the terms and conditions hereof and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time and from time to time in its sole discretion. Lender shall have no obligations as to third parties concerning the quality of the construction by Borrower of the Improvements or the absence therefrom of defects. Borrower agrees to and shall indemnify and defend Lender from any losses, claims, damages, or other liabilities or legal process arising by reason of the execution hereof or the consummation of the transactions contemplated hereby or resulting from the disbursement of the Loan proceeds or from the condition of the Property whether related to the quality of construction or otherwise and whether arising during or after the term of the Loan made by Lender to Borrower in connection herewith. This provision shall survive the prepayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.
     Section 7.13 No Warranties or Duties. Notwithstanding any provision in any document or instrument to the contrary, Lender’s right of approval, if any, of any documents, instruments, reports, plans and specifications, environmental conditions, and any reports from any inspectors, engineers, or other person, or any agents, employees or representatives of Lender, shall not be deemed a representation or warranty as to the adequacy or safety of the plans and specifications, the construction of the Improvements, the condition of the Property, or any other matter, it being the intention of the parties that all of the foregoing is for the sole benefit of Lender and may not be relied upon by Borrower or any other person, including without limitation any guarantors, contractors, subcontractors, tenants, or their employees, agents, invitees and licensees.
     Section 7.14 Payment of Third Parties. Notwithstanding any provision in any document or instrument to the contrary, Lender shall have no duty to pay or provide for payment to any contractor, subcontractor, materialman, laborer, or supplier of Borrower, in connection with the construction of the Improvements or otherwise, nor shall Lender have any duty to insure or verify that advances under the Loan are applied to any such payment.
     Section 7.15 No Third Party Beneficiaries. There are no intended third party beneficiaries of this Agreement.
     Section 7.16 Waiver of Stay. IN THE EVENT OF THE COMMENCEMENT OF BANKRUPTCY PROCEEDINGS BY OR AGAINST BORROWER, TO THE EXTENT NOW OR HEREAFTER PERMITTED BY LAW, BORROWER HEREBY WAIVES THE BENEFIT OF THE AUTOMATIC STAY PROVIDED FOR BY 11 U.S.C. § 362 AND/OR ANY STAY, INJUNCTION, OR RESTRAINING ORDER ISSUED PURSUANT TO 11 U.S.C. § 105 OR

OTHERWISE. TO THAT END, BORROWER AGREES THAT IT WILL NOT SEEK OR ASSERT ANY SUCH STAY, INJUNCTION, OR RESTRAINING ORDER AND BORROWER HEREBY IRREVOCABLY CONSENTS TO AND AGREES NOT TO OPPOSE THE MODIFICATION OF ANY SUCH STAY TO ALLOW FOR THE ENFORCEMENT BY BANK OF THE MORTGAGE OR LEASEHOLD MORTGAGE AND THE FORECLOSURE OR OTHER REALIZATION UPON THE COLLATERAL PROVIDED FOR THEREIN.
     Section 7.17 Waiver of Jury Trial. BORROWER HEREBY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THE NOTE, THE OBLIGATIONS, AND/OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BANK AND BORROWER. ANY LITIGATION ARISING HEREUNDER OR RELATED HERETO MAY BE TRIED BY THE SOUTH CAROLINA COURTS FOR CHARLESTON COUNTY OR THE FEDERAL COURTS OF SOUTH CAROLINA, AND BORROWER HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS.
     Section 7.18 Terms. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
     Section 7.19 Publicity. At Lender’s request, and subject to applicable laws, regulations and restrictions, Borrower shall place upon the Property a sign or signs advertising the fact that financing is being provided by Lender subject to restrictive covenants, local zoning and sign ordinances affecting the Property. Lender shall also have the right to secure printed publicity through newspaper and other media concerning the Property and source of financing.
     Section 7.20 Savings Clause. Invalidation of any one or more of the provisions of this Loan Agreement shall in no way affect any one of the other provisions hereof, which shall remain in full force and effect.
     Section 7.21 Entire Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Section 7.22 No Cost to Lender. The Loans shall be made without cost to Lender. All brokerage and real estate commissions shall be payable solely by Borrower, and all other costs, including but not limited to attorneys’ fees of Lender and Borrower, or other interested party, other professional fees, intangible taxes and all expenses of all kinds incurred in connection with the Loans, shall be borne by Borrower, and Borrower agrees to indemnify Lender and save it harmless from the payment, defense and/or expense of any claim or demand for such commissions, fees, costs, taxes and expenses, whether valid or not.
     Section 7.23 Time is of the Essence. THE PARTIES HERETO AGREE THAT TIME IS OF THE ESSENCE AS TO EVERY PROVISION OF THIS AGREEMENT.
[Signature Page and Exhibits to Follow.]

     IN WITNESS WHEREOF, the parties hereto have caused their respective hands and seals to be placed on this Amended and Restated Revolving Credit Loan Agreement as of the date first above written.

IN PRESENCE OF:	LENDER:

[ILLEGIBLE]	THE NATIONAL BANK OF SOUTH CAROLINA

	By:	[ILLEGIBLE]
	Its:	SVP

BORROWER:

ARBORGEN, LLC, a Delaware limited liability company

	By:	/s/ Barbara H. Wells
	Name:	Barbara H. Wells
	Its:	Chief Executive Officer

	By:	/s/ Geoffrey Clear
	Name:	Geoffrey Clear
	Its:	Chief Financial Officer